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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE
Contacts:
Ribozyme Pharmaceuticals, Inc.
Ralph E. Christoffersen, Ph.D.
CEO and President
(303) 449-6500
Freeman McCue Public Relations
Daniel McCue
(714) 557-3663

RIBOZYME PHARMACEUTICALS, INC. ANNOUNCES
RESEARCH AND DEVELOPMENT PROMOTIONS

BOULDER, Colorado July 18, 2000 - Ribozyme Pharmaceuticals, Inc. (RPI) (NASDAQ:RZYM) announced today two promotions in its Research and Development organization. Dr. Nassim Usman, current head of the Research organization and a corporate officer, has been promoted to Vice President of Research and Development. Dr. Lawrence M. Blatt, current Research Vice President of Biopharmacology and Preclinical Research, has been promoted to Vice President of Research and has become a corporate officer.

"These promotions come as a result of anticipated significant expansion of our organization as we implement our long term plans to transition into a commercial pharmaceutical company," said Ralph E. Christoffersen, Chief Executive Officer and President. "We are pleased to have outstanding internal talent that allows us to create the needed infrastructure for the R&D organization." Nassim Usman, Ph.D., has served in a number of key positions since joining RPI in 1992 after completing his postdoctoral fellowship in the Department of Biology and Chemistry at the Massachusetts Institute of Technology. Dr. Usman received his Ph.D. in Chemistry from McGill University, Montreal.

Lawrence M. Blatt, DrPH, joined RPI after serving as Vice President of Product Development at National Genetics Institute (NGI), a diagnostics company specializing in testing for pathogenic viral and oncological diseases. Prior to his work at NGI, Dr. Blatt spent eleven years in various research and development positions at Amgen Inc. and during his tenure led the development of the product Infergen(R) for the treatment of chronic Hepatitis C as well as for oncology indications. Dr. Blatt received a Doctorate in Public Health Administration from the University of LaVerne, LaVerne California and an MBA form California State University, Northridge.

Ribozymes are the product of Nobel Prize winning science and are synthetically engineered to act as "molecular scissors" capable of cleaving target RNA in a highly specific manner.

RPI, (www.rpi.com) located in Boulder, Colorado, is the acknowledged leader in
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ribozyme therapeutic development. RPI is partnered with Eli Lilly for development of an anti-Hepatitis C
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virus ribozyme which is in clinical trials designed to study safety and to assess the effect of the compound on HCV viral RNA levels in chronic Hepatitis patients. RPI is partnered with Chiron Corporation for the development and commercialization of ANGIOZYME, an anti-angiogenic ribozyme designed to inhibit the growth of new blood supplies to tumors and prevent tumor growth and metastasis. ANGIOZYME is in Phase I/II clinical trials in cancer patients at the Cleveland Clinic. RPI is also partnered with an affiliate of Elan Corporation plc for development and commercialization of HERZYME, an anti-HER-2 ribozyme for treatment of breast and other cancers, through RPI's subsidiary Medizyme Pharmaceuticals Ltd.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in RPI Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings.